EXHIBIT 99.1

Accelr8 Technology Corporation                                     PRESS RELEASE
                                                       Contact: Thomas V. Geimer
                                                  Accelr8 Technology Corporation
                                                             Phone: 303-863-8088
                                                          tom.geimer@accelr8.com
                                                          Contact: Irene Schwarz
                                                             SCHOTT Nexterion AG
                                                       Phone: 49 (0)6131/66-2746
                                                        irene.schwarz@schott.com


           Accelr8 And Schott Nexterion Announce Supply Agreement and
                     Letter Of Intent For Exclusive License


DENVER, CO--October 15, 2003, Accelr8 Technology Corporation (Amex:AXK) and Schott Nexterion AG (Mainz, Germany) announced today the signing of a supply agreement and a letter of intent to proceed to an exclusive technology transfer license for Accelr8's OptiChem(TM) surface chemistry products. Under the supply agreement, SCHOTT Nexterion will purchase Accelr8's OptArray(TM) microarraying slides and re-sell them under the Nexterion brand through its global sales organization starting immediately. Under the intended technology transfer license, SCHOTT Nexterion will manufacture the OptArray slides and have exclusive global marketing rights to these products. The two companies will cooperatively market the products, and Accelr8 will provide technology transfer consulting services to facilitate the transition.

Accelr8 will be SCHOTT Nexterion's sole supplier of permeable hydrogel microarraying slides during the term of the supply agreement. Accelr8 will provide sales training and will provide technical support to SCHOTT Nexterion's customers. Accelr8's microarraying slides complement SCHOTT Nexterion's existing product range by providing a permeable three-dimensional hydrogel surface for high-performance applications in basic research, drug discovery, and molecular diagnostics. During the term of the supply agreement Accelr8 will continue to produce the microarraying products in its Denver facility. It is intended that SCHOTT Nexterion will ultimately become the exclusive outsource manufacturer for OptArray products in the Summer of 2004. Accelr8 will use exclusively SCHOTT's borosilicate glass in its slides, as it optimally complements the performance of the OptiChem surface chemistry.

Thomas Geimer, Accelr8's Chairman and CEO said "This agreement represents the first step in fulfilling our objective of licensing our proprietary technologies to microarray market leaders. SCHOTT Nexterion has aggressively entered the microarray market through strategic investments and acquisitions. They are the type of partner we've been seeking to help drive the next phase of microarray market evolution with our enabling technologies. This relationship will leverage our proven product superiority in the DNA array market and build the foundation for protein arraying."

According to Dr. Dirk van den Broek, CEO of SCHOTT Nexterion, "We are very pleased to adopt Accelr8's hydrogel technology at this critical juncture in the DNA microarraying market. We intend to address the growing interest in improving microarray reproducibility and data quality. Our scientists have confirmed the superior consistency and signal-to-noise performance that OptiChem coatings can deliver, and so we believe that this technology puts us in position to advance microarrays to their next level."


                  303 E. 17th Ave., Suite 108, Denver, CO 80203
              Phone 303-863-8088  Fax 303-863-1218  ww.accelr8.com

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Geimer noted "The intended license also validates our business model of licensing our technologies into partnerships with market leaders. The license will allow us to focus on expanding OptiChem's capabilities. In addition we will be able to commit more of our resources to the next generation of detection platforms that we believe can replace fluorescence detection."

About Accelr8 Technology. Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced bio-analytical applications in basic research, drug discovery, molecular diagnostics, and pathogen detection for bio-defense and food safety. The company sells OptArray(TM) microarraying slides and OptiPlate(TM) multiplexed arrayable microtiter plates. It is also developing advanced detection instrumentation based on its QuanDx(TM) and YoDx(TM) array processing and detection technologies.

About SCHOTT Nexterion. SCHOTT Nexterion AG (www.schott.com/nexterion), a wholly owned subsidiary of SCHOTT, is specialized in high quality microarray solutions. As such, the company develops and markets a wide range of coated and uncoated glass substrates for DNA and protein microarraying. SCHOTT Nexterion continuously expands its product portfolio and has several innovative products and services in the development pipeline. SCHOTT is an international technology-driven group and has 19,500 employees producing worldwide sales of 2 billion euros.

     Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward--looking statement, including those detailed in the company's filings with the Securities and Exchange Commission.

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                  303 E. 17th Ave., Suite 108, Denver, CO 80203
              Phone 303-863-8088  Fax 303-863-1218  ww.accelr8.com